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                                  EXHIBIT 99.1

                                  PRESS RELEASE


                                  See attached.


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                                FOR IMMEDIATE RELEASE

 INVESTOR CONTACT:               INVESTOR CONTACT:
 Peggy Jo Toth                   Todd A. Fromer           MEDIA CONTACT:
 248-644-0500 ext. 42873         KCSA                     Kerri Budde
 vsih@vsi-hq.com                 212-682-6300             248-554-6532
                                 tfromer@kcsa.com         kbudde@vsi-hq.com



                VSI HOLDINGS, INC. REPORTS NEW DEVELOPMENT IN ITS

                          SUIT AGAINST SPX CORPORATION


             Court Timetable for Process and Trial Extended 90 Days

         BLOOMFIELD HILLS, MICHIGAN, JANUARY 31, 2002 -- VSI Holdings, Inc. (AMEX:VIS) today announced that the scheduled trial for its class-action lawsuit against SPX Corporation (NYSE:SPW) and its Directors has been extended ninety days at the request of SPX. The scheduled court date for the trial is February, 2003. This date may be subject to change
         VSIH filed the lawsuit on September 21, 2001 in Oakland County Michigan Circuit Court. The class-action suit, filed on its own behalf and on behalf of a plaintiff class consisting of approximately 1,600 shareholders and options holders of the Company, alleges that SPX failed to perform its obligations under the merger agreement of March 24, 2001. The Company suit requests the court to require SPX to complete the $197 million merger acquisition of VSIH or award the Company and the plaintiff class damages.
         SPX filed an answer denying VSIH's allegations and a counterclaim alleging breach of contract and seeking recovery damages, including a termination fee of approximately $9 million.

                                     (MORE)



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         Commenting on the counterclaim, VSIH Chairman and CEO Steve Toth Jr.
said, "The Company asserts that the counter-claim is without merit and that SPX had no legal basis to terminate the merger agreement. Furthermore, SPX has had since May 2001 to prepare for the litigation. We intend to vigorously defend our position and our shareholders in the upcoming proceedings."

         VSIH also announced that it has retained Deloitte & Touche Corporate Finance LLC as an advisor in its discussions, which VSIH is currently holding with interested parties, as it proceeds to identify opportunities that meet the Company's long-term objectives. There are no assurances that these discussions will be successful.

ABOUT VSI HOLDINGS, INC.

         The VSI Networks provide customer relationship management services, Internet/Intranet communications, education and training, and edutainment/entertainment through its networks, and offers integrated marketing services using a wide range of technology-driven alternatives.
         The spectrum of services of the Networks includes concept development through implementation of Web-based offerings including seamless CRM/e-commerce integration, customer interaction center and back-end fulfillment; long-form cable programming; interactive satellite-driven and Web-based education and e-learning; integrated logistics and distribution; database management; site-based marketing and touring events. Information about VSI Holdings is available on their Web site at www.vsiholdings.com.

VSINETWORKS ... PEOPLE WHO GET IT!

Certain statements in this press release included are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended and
Section 21E of the Securities Exchange Act of 1934, as amended, and are subject to the safe harbor created thereby. These statements involve a number of risks, uncertainties, and other factors including potential changes in market conditions that could cause actual results to differ materially. Please refer to the Company's filings with the Securities and Exchange Commission for a discussion of certain important factors that relate to forward-looking statements contained herein. Although the Company believes that the expectations reflected in any such forward-looking statements are reasonable, it can give no assurance that such expectations will prove to be correct.

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